                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT, made and entered into on the 8th day of April, 1998, by and between Reinforced Plastic Systems Inc., a Nova Scotia corporation ("Seller"), CC&E/RPS, Inc., a Delaware corporation ("Company"), and Specialty Solutions, Inc., a Delaware corporation, (hereinafter referred to as "Purchaser");

                                   WITNESSETH

         WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Capital Stock") of the Company;

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the shares of Capital Stock issued and outstanding on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, the parties agree as follows:

         Definitions

         (a) Intellectual Property. Shall be defined as any and all (i) patents (including, without limitation, design patents, industrial designs and utility models, utility patents and plant patents) and patent applications (including docketed patent disclosures awaiting filing, reissues, results of reexaminations, divisions, continuations and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (ii) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans and registrations and applications for registration thereof;
(iii) copyrights and registrations thereof and rights and unpublished works to the extent such rights are not subsumed by copyright; (iv) inventions, processes, designs, formulae, trade secrets, know-how, software, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; and (v) intellectual property rights (including rights as a licensee, if any) similar to any of the foregoing; in each case, that are specific to the business of the Company, and as limited by Section 1(f).

         (b) Bookings Level. Shall be defined as the total US dollar value of all purchase orders received by the Company or Purchaser (or its affiliates) for field filament winding of large vessels from Closing Date to December 31, 1998. Customer purchaser order amounts for any filament wound products to be fabricated at any of the Purchaser's shop facilities are not included in the Bookings Level calculation.

         (b) Liens. Shall be defined as all mortgages, deeds of trust, liens, security interests, pledges, conditional sales contracts, claims, rights of first refusal, options, charges, liabilities, obligations, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

         (c) Net Working Capital. Shall be defined as assets commonly defined as Current Assets (including but not limited to cash and cash equivalents, certificates of deposit, accounts receivable, costs and estimated earnings in excess of billings, inventory, prepaid expense and deferred income taxes) less liabilities commonly construed as Current Liabilities (including but not limited to accounts payable, accrued expense, warranty reserve, accrued income taxes, billings in excess of costs and estimated earnings on uncompleted contracts, and current deferred income taxes, but excluding intercompany or interest bearing debt), consistent in all material respects with historical

Company accounting practices and with GAAP, and to the extent not in accordance with GAAP, then in accordance with the Company's historical practices consistently applied.

1.       Purchase and Sale of Shares


         (a) Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller will sell, assign and deliver or cause to be sold, assigned and delivered to Purchaser, and Purchaser will buy and accept all right, title and interest in and to, the Capital Stock, free and clear of all preemptive rights, liens, claims and encumbrances (the "Acquisition").

         (b) Working Capital Adjustment. Within 30 days of Closing, the Company will present to the Seller a balance sheet of CC&E/RPS, Inc.-Redmond prepared in all material respects in accordance with GAAP and consistent with Company's prior practices and financial assumptions ("Closing Balance Sheet"). The parties agree that the Closing Balance Sheet shall be as of April 30, 1998. This Closing Balance Sheet will be the basis for a purchase price adjustment, to consist of the difference between Net Working Capital as of Closing and Net Working Capital as shown on the Company balance sheet dated January 31, 1998 entitled "CC&E/RPS, Inc. - Redmond". In the event the parties cannot agree upon the Closing Balance Sheet, they will appoint an independent auditor whose decision shall be binding on the parties. The parties shall equally share the cost of the auditor's services. If Net Working Capital shown on the Closing Balance Sheet is greater than that shown at January 31, 1998, then the Purchaser shall remit, within 15 days of presentation of the balance sheet, the difference to the Seller. If Net Working Capital shown on the Closing Balance Sheet is less than that shown at January 31, 1998, then the Seller shall remit, within 15 days of presentation of the Closing Balance Sheet, the difference to Purchaser.

         (c) Purchase Price and Payment. The purchase price for all the shares of the Capital Stock shall be US$1,600,000 with an additional payment of $400,000 upon the condition stated below. At the Closing, Purchaser will pay $1,600,000 to Seller by wire transfer of immediately available Federal Reserve funds to an account maintained by Seller to be designated in writing by Seller at least five (5) business days prior to the Closing Date. On or before January 31, 1999, Purchaser shall pay to Seller an additional $400,000 if the Bookings Level for field filament winding at Purchaser and Company exceed US $7,000,000 for the period between Closing Date and December 31, 1998. In the event the Bookings Level does not meet the $7,000,000 target by December 31, 1998 but the total US$ value of purchase orders received from Canadian customers for field filament winding of large vessels exceeds $7 million in the period from Closing to June 30, 1999, then an additional payment of $400,000 will be paid within 45 days of the achievement of this Canadian bookings level. In any event, only one additional payment of $400,000 will be paid. In the event that bookings necessary to the achievement of Bookings Level sufficient to trigger the additional payment of $400,000 are later cancelled, Seller shall reimburse Purchaser the full $400,000 amount.

         (d) Liabilities Not Assumed by Purchaser. Except as otherwise provided at Sections 5(e) and 6(a), Purchaser is not assuming liability for any costs, expenses, judgments, fines, penalties, attorney's fees, or any other liability (including incidental or consequential damages) arising from any, action, suit, proceeding, or investigation, arising out of events relating to Company and occurring before the Closing Date, exceeding an aggregate total of US $250,000, and Seller agrees to release, indemnify and defend Purchaser and Company against any such liability in excess of US $250,000.

         Notwithstanding, Seller agrees to indemnify, release and defend Purchaser and Company against any costs, expenses, judgments, fines, penalties, attorney's fees or other liability arising from the Company's business outside of North America.

         Purchaser is not assuming the Agreement between Company and Robert F. Burns dated August 16, 1994. Seller shall indemnify and defend Purchaser against any claims relating to the Burns' Agreement. If Robert Burns does not accept an offer of employment with Purchaser as detailed at Section 1(e) below, Purchaser will pay one-half of Mr. Burns' termination expense up to the value of the remainder of his current agreement with Company.

         (e) Robert F. Burns' Employment. Purchaser (or one of its subsidiaries) shall offer an employment contract to Mr. Burns for the same base pay and remaining term as he currently has with Company, including all standard Purchaser (or subsidiary) benefits and bonus plan appropriate for the position that is available to Mr. Burns. This offer is contingent upon Mr. Burns having no other employment contract.

         (f) Intellectual Property. Notwithstanding any other provision of this Agreement, Purchaser shall not have any right whatsoever to use any Intellectual Property right of Reinforced Plastic Systems, Inc. ("RPS"), including, without limitation, any trademark, service mark, trade names, trade dress, logos, business and product names, slogans, or registrations. Seller shall have a non-exclusive, royalty free, paid up, perpetual license to market, sell, offer for sale, distribution, installation, or use the Intellectual Property, except as otherwise limited or restricted in Section 5(j).

         (g) Excluded Assets. All Company assets located in Germany as of January 31, 1998 shall be transferred from the Company prior to Closing.

2.       The Closing.

         (a) The closing of the Acquisition (herein called the "Closing") shall take place on or before May 8, 1998 by mail, to be effective at 11:59 p.m. Central Time on the date on which Seller receives the funds referred to in
Section 2.b.1(iii) below. The date of the Closing is referred to in this Agreement as the "Closing Date".

         (b) Closing Deliveries.

             1. At the Closing, Purchaser will deliver to Seller:

                (i) one copy of the resolutions adopted by the Board of Directors of Purchaser authorizing the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Purchaser;

                (ii) certificate to the effect of Section 8(a) executed by appropriate authorized officers of Purchaser;

                (iii)    $ 1,600,000 by wire transfer to Seller's account; and

                (iv)     the opinion of counsel described at Section 8(g).

             2. At the Closing, Seller and Company will deliver to Purchaser:

                (i) one copy of the resolutions adopted by the Seller, authorizing the transactions contemplated hereby, certified by the Seller;

                (ii) certificates to the effect of Sections 7(a) and 7(j) hereof executed by Seller;


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


                (iii) the duly executed and sealed stock certificates representing the Capital Stock registered in the name of Purchaser; and

                (iv) resignations of all officers and directors of the Company serving in office immediately prior to the Closing.

                (v)      The opinion of counsel required by Section 7(k).

             3. At the Closing, Purchaser and Seller and Company will execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, to the other, such certificates and other documents related to the consummation of the transactions contemplated hereby, as may be reasonably requested by the other.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

      (a) Organization and Existence. Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted. Complete and correct copies of the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof have been delivered to the Purchaser. The Seller owns all of the Capital Stock of the Company. The Company is qualified in Washington and such other U.S. states or Canadian provinces as set forth in Schedule 3(a) hereto, which states or provinces represent every jurisdiction where such qualification is required except where failure to be so qualified would not have a material adverse affect on the business, properties or assets of the Company.

      (b) Authority Relative to This Agreement. The transactions contemplated by this Agreement are subject to approval by the Board of Directors of Seller, and upon such approval, no further corporate action is necessary on the part of the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms. The execution, delivery and performance of this Agreement by the Seller and Company will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under the Articles and Bylaws of the Company, any indenture, mortgage, deed of trust or other contract or agreement to which the Seller or Company is a party or by which it or any of their properties are bound, or violate any order, writ, injunction, decree of any court, administrative agency or governmental body.

      (c) Validity and Enforceability. This Agreement and all related documents have been duly executed and delivered by Seller and Company and constitute legal, valid and binding obligations of Seller and Company enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or the laws affecting the enforcement of creditors' rights generally, and the application of general principles of equity.

      (d) Financial Statements. The Seller has delivered to Purchaser the adjusted unaudited financial statements of the Company for the period ending January 31, 1998, entitled "CC&E/RPS, Inc. - Redmond, attached hereto as
Schedule 3(d) (the "Financial Statements"). The Financial Statements fairly represent the financial position of the Company as of the date thereof and the results of operations and changes in financial position for the periods then ended, provided that such statements are subject to year-end adjustments in accordance with GAAP, none of which are material; provided however, the parties acknowledge that the Financial Statements (including the Closing Balance Sheet) do not include the assets, liabilities and activities set forth in Section 3(e)(i).

      (e) Absence of Certain Changes or Events. With respect to the Company, except as contemplated hereby and as listed on Schedule 3(e) hereto, and other than in the ordinary course of business, since January 31, 1998, neither the Seller nor Company have:

            (i) Sold, transferred, or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of the assets of the Company except in the ordinary course of its business;

            (ii) Entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of the assets, or requiring the consent of any party to the transfer and assignment of any of such assets, property or rights;

            (iii)  Waived any rights of value with respect to the Company;

            (iv) Made or permitted any amendment or termination of any contract, agreement or license to which Company is a party or by which Company is subject;

            (v) To its knowledge, incurred or become subject to any material claim or liability for any damages or alleged damages for any actual or alleged negligence or other tort or breach of contract which might in any fashion adversely affect the value of the Company;

            (vi) Made any capital expenditure (or commitments therefor), aggregating in excess of $25,000.00 and relating to the Company;

            (vii) Entered into any other material transaction of which Purchaser has not been formally notified in writing; or

            (viii) Changed its management practices, operations or policies with respect to (a) the standard terms and conditions of sale of products or services; (b) the method of accounting for sale of products or services; (c) the policy regarding maintenance of inventory levels; or (d) the conduct of accounts receivable collection and accounts payable payment activities.

      (f) Consents. The consummation of the Acquisition contemplated herein by the Seller and Company shall not require the consent, approval or authorization of any third party or the registration with any agency or governmental body.

      (g) Organizational Instruments. Seller has made available to Purchaser complete and accurate copies of the Certificate of Incorporation and Bylaws of Company, as amended. Company is not in violation of any provision of its Certificate of Incorporation or Bylaws. Except for this Agreement, there are no agreements or commitments which obligate or require Seller or Company to amend or authorize an amendment of the Certificate of Incorporation or Bylaws of the Company. Seller has made available or caused to be made available to Purchaser complete and accurate copies of the minute books and stock books of the Company. Such minute books contain complete and accurate copies of all records of all meetings and consents in lieu of meetings of the Board of Directors and Seller of the Company.

      (h) Capital Stock. The authorized, issued and outstanding Capital Stock consists of 492 shares of common stock at $1.00 par value, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require Seller or Company to issue, sell or transfer any shares of Capital Stock.

      (i) Subsidiaries. Except as set forth on Schedule 3(i), Company does not directly or indirectly own or have the power to vote shares of the Capital Stock or other ownership interests of any corporation or entity such that it has voting power to elect a majority or a specified number of the directors of such entity. Company is neither a partner of any partnership nor a member of any joint venture or other business entity.

      (j) Title to Owned Properties. Company has good and valid title to all of the material properties owned by it, free and clear of all liens, claims and encumbrances other than:

            (i) liens, claims and encumbrances reflected in the Financial Statements;

            (ii) liens for taxes, charges and assessments not yet due and payable or which are being contested in good faith;

            (iii) mechanics', suppliers', installment sales and similar liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings; and

            (iv)     easements and restrictions of record and zoning ordinances.

      (k) Prepayments and Deposits. There are no prepayments or deposits which have been received and are being held by the Company and the Company has made no prepayment or deposit other than those prepayments and deposits set forth in
Schedule 3(k).

      (l) Absence of Undisclosed Liabilities. Except as disclosed to the Purchaser on Schedule 3(l), none of the assets are subject to any liabilities or obligations (accrued, absolute, contingent or otherwise), or will be subject to any such liability or obligation arising from the actions of the Seller or Company on or before the Closing Date, whether or not such liability would normally be shown or reflected on a balance sheet prepared in a manner consistent with generally accepted accounting principles. Except as disclosed to the Purchaser in a Schedule hereto, there are no facts in existence on the date hereof which, to the knowledge of Seller or Company after due inquiry, might reasonably serve as the basis for any liabilities or obligations of the Company and which would adversely affect the value of the Company.

      (m) Tax Matters. All federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, corporate franchise taxes, payroll taxes, customs fees and duties, sales taxes and ad valorem taxes, due and payable by the Company on or before the date of this Agreement have been timely paid, and all tax returns and reports required to be filed by the Company have been timely filed with all such taxing authorities. No assessments or deficiencies have been made against the Company and no extensions of time are in effect for the assessment of deficiencies. Except as set forth on Schedule 3(m), there is no material dispute or claim concerning any tax liability of the Company as to which the Seller has knowledge.

      (n) Patents, Etc. The Seller has delivered to the Purchaser a true and complete Schedule (Schedule 3(n)) setting forth all Intellectual Property patents, inventions, trademarks, tradenames, brand names or copyrights owned or used by or licensed to or by the Company (if any), and relating to the Company, together with a summary description and full information in respect of the filing, registration or issuance and the status thereof, except for rights to intellectual property arising under common law. Except as disclosed in Schedule 3(n), the operations of the Company do not, to the knowledge of Seller or Company after due inquiry, infringe upon the patent, trademark or other similar rights of any other person or entity. Except as disclosed in Schedule 3(n), the Company has asserted no claim that the operations of any other entity infringe upon the Intellectual Property of the Company.

      (o) Insurance. Attached hereto as Schedule 3(o) is a Schedule setting forth a list and brief description of all policies of insurance, held by the Company or on its behalf. There is no material inaccuracy in any application for any such policy which would form a basis for termination of any such policy.

      (p) Licenses, Permits, Etc. Attached hereto as Schedule 3(p) is a list and brief description of all licenses and permits held by the Company, copies of which licenses and permits have been furnished to the Purchaser. Except as noted on Schedule 3(p), such licenses and permits constitute all licenses and permits necessary to own the assets or conduct the business of Company as currently conducted, and each is in full force and effect. Except as set forth on Schedule 3(p), there is no violation that would adversely affect the value of the Company, and no proceeding is pending or threatened seeking the revocation or limitation of any such license or permit.

      (q) Litigation. Except as set forth on Schedule 3(q) hereto, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Company or any of its properties, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality. Neither Seller nor Company are subject to any court or administrative order, injunction or similar decree, the enforcement of which would adversely affect the value of the Company.

      (r) Compliance with Laws. Except as disclosed on Schedule 3(r) hereto, the operations of the Company, either historically or as now conducted, do not violate any federal, state or local law, ordinance, rule or regulation, (including, without limitation, any laws or regulations relating to the environment or the handling, treatment or disposal of wastes or products of Company) the violation of which would adversely affect the value of the Company.

      (s) No Default. Company is not in default in any respect of any obligation to be performed by the Company under any material contract, lease, agreement, commitment or undertaking which default would adversely affect the value of the Company , nor has Company waived any right under any such contract, lease, agreement, commitment or undertaking.

      (t) Product Liability and Warranty. Except as listed on Schedule 3(t), neither Seller nor Company have knowledge after reasonable inquiry of any state of facts or the occurrence of any event forming the basis of any present claim against the Company for product liability or on account of any express or implied warranty. Warranty work over the last three years has not been material to the Company.

      (u) Disclosure. The representations and warranties contained in the Articles and the Schedules hereto, do not and shall not, when taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein not misleading in view of the circumstances under which they were made. To the extent that Purchaser (or its officers or agents) has actual knowledge of any discrepancy, statement or statement of facts, the applicable representation or warranty known to be untrue or misleading shall be unenforceable to the extent of the knowledge of such discrepancy, statement or state of facts. In all other respects, the representations and warranties of Seller shall remain unaffected. Disclosures made in any of the Schedules or exhibits to this Agreement are hereby deemed to be made for purposes of all other schedules or exhibits.

      (v) Contracts, Leases, Licenses. Schedule 3(v) lists all contracts, agreements and commitments having values in excess of $20,000 to which Company is a party. All are legal, valid and binding obligations of Company and are in full force and effect.
                                       11

      (w) Other Agreements. Schedule 3(w) lists all partnership, joint venture, confidentiality, noncompete, collective bargaining, and guaranty agreements to which Company is a party. There are no outstanding Powers of Attorney executed on behalf of Company.

      (x) Environmental. Except as disclosed at Schedule 3(x): (i) There are no hazardous substances on or in the Company's leased real property, whether contained in barrels, tanks, equipment (movable or fixed) or other containers; deposited or located in land, waters, sumps or in any other part of the Company's real property; incorporated into any structure on the Company's leased real property; or otherwise existing thereon; (ii) The Company's leased real property (and, to the best of Seller's knowledge, nearby property) has never been used for industrial or commercial operation involving any hazardous substance, including but not limited to any sort of manufacturing, processing or refining; equipment, machinery, part or component, cleaning or degreasing; the sale, storage or transport of hazardous substances; any aspect of the provision of services which utilize hazardous substances; drilling, mining or production of oil, gas, minerals or their naturally occurring products; or any agricultural activities involving the use or storage of fertilizers or pesticides; (iii) No spills, discharges, releases, deposits or emplacements of any hazardous substances have ever occurred on or near the Company's leased property or on any customer's real property where the Company is deemed to be responsible as a result of its field operations; (iv) No asbestos-containing materials have been installed in or affixed to the structures on Company's leased real property at any time before or during Seller's tenancy thereof. No such materials have been stored or disposed of anywhere on the Company's leased real property; (vi) No electrical transformers, fluorescent light fixtures or other electrical equipment containing PCBs are or have been installed in, affixed to or located on the Company's leased real property at any time before or during Seller's tenancy thereof; (vii) No storage tanks for gasoline or any other substance have been located on the Company's leased real property, whether above ground, underground or within a structure at any time before or during Seller's ownership thereof.

      (y)   Real Property. Company owns no real property.

      (z) Owned Personal Property. Except as provided in Schedule 3(z), all of the material tangible personal property (including, without limitation, furnishings, furniture, office equipment, vehicles, inventories, tools, machinery, equipment, structures and movable fixtures) which is reflected in the January 31, 1998 balance sheet included among the Financial Statements is owned by Company and in reasonable working order and repair for use as presently used by Company in connection with Company's business.

      (aa)   Human Resources.

      (i) Schedule 3(aa) hereto sets forth a complete and accurate list of (a) all of the collective bargaining agreements and agreements with labor unions or associations representing employees to which Company is a party and (b) as of the dates set forth in the Schedule, the total number of employees of Company and the number of such employees represented by each such agreement. Such numbers of employees have not changed since such dates except in the ordinary course of business. Except as set forth on the Schedule, there are no organizing efforts, strikes, slowdowns, picketing, work stoppages, labor troubles or other similar events in which employees of Company are participating.

      (ii) Except as set forth on Schedule 3(aa) hereto, Company (a) is not a party to any written consulting or employment contract; and (b) has neither made any commitment to, nor entered into any written agreement obligating it to, increase the wages or modify the material conditions or terms of employment of its employees.

      (iii) Schedule 3(aa) sets forth all of the employee benefit plans maintained by Company, and all of the severance, termination and similar programs either established by Company with respect to the transactions contemplated hereby or otherwise applicable to Company's employees ("Benefit Plans").

      (iv) Other than as indicated on Schedule 3(aa):

                            (a) Seller neither maintains, sponsors nor
                  contributes to any program or arrangement covering employees of Company that is an "employee pension benefit plan", an "employee welfare benefit plan", or a "multiemployer plan" as defined in Sections3(2), 3(1) and 3(37) of ERISA ("ERISA Plans"), or any other incentive or benefit arrangement ("Non-ERISA Plans").

                           (b) The present value of the accrued benefits under
                  any and all ERISA Plans which are defined benefit plans, as defined in Section 3(35) of ERISA, and which are maintained by Seller for employees and former employees of Company ("Pension Plan") did not, as of the last annual valuation date for such Pension Plan, exceed the value of assets of such Pension Plan allocable to such benefits;

                           (c) No ERISA Plan (or any trust created thereunder)
                  has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which could subject Purchaser or Company to any tax penalty on prohibited transactions and which has not adequately been corrected;

                           (d) Each ERISA Plan is in compliance with all
                  material reporting, disclosure and other requirements of the Code and ERISA as they relate to any such ERISA plan;

                           (e) Determination letters have been received from the
                  Internal Revenue Service with respect to each ERISA Plan which is intended to comply with Code Section 401(a), stating that such ERISA Plan is qualified thereunder.

                           (f) No Pension Plan subject to Title IV of ERISA has
                  been terminated nor has there been any "reportable event" as such term is defined in Section 4043 of ERISA with respect to any such Pension Plan;

                           (g) No Pension Plan has incurred any "accumulated
                  funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code and Seller has made all contributions on a timely basis;

                           (h) No liability to the Pension Benefit Guaranty
                  Corporation ("PBGC"), other than for premiums, has been incurred with respect to any Pension Plan;

                           (i) No proceeding or other action has been initiated
                  by the PBGC to terminate any Pension Plan, nor has written notice been given to Seller of an intention to commence or seek the commencement of any such proceeding or action;

                           (j) Seller and company have not, within the last six
                  years before the Closing Date, completely or partially withdrawn from a "multiemployer plan" covering employees; and

                           (k) Copies of all documents embodying the ERISA Plans
                  have been delivered or made reasonably available to Purchaser.


      (bb) Health and Safety Conditions. Schedule 3(bb) :

                  (i) lists all current material safety data sheets relating to the products currently sold by Company and the chemical substances or mixtures currently used by Company in the conduct of its business as presently conducted by Company;

                  (ii) lists all written internal safety and health audits conducted since January 1, 1993 by Company; and

                  (iii) lists all citations, notices of violations, orders and consent orders issued and administrative or judicial enforcement proceedings commenced by governmental or agencies, authorities and instrumentalities (including OSHA, any state occupational safety and health administration and EPA) with respect to safety and health matters relating to Company since January 1, 1993.

      (cc) Entire Business. Company owns, leases or has licenses or other contractual rights to use all of the material tangible and intangible assets used by it in the conduct of the business as presently conducted by it except for (i) assets used to provide services or goods to Company pursuant to a contract, agreement or commitment set forth in a Schedule hereto, and (ii) pension or other funded employee benefit plan assets. The contracts, agreements and commitments under which such contractual rights have been granted are listed on Schedules hereto.

      (dd) Brokers. The Seller is not a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against it for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

      (ee) Leased Property. Schedule 3(ee) lists and describes all real property leased or subleased to or by Company. Company has delivered to Purchaser copies of all leases and subleases listed at Schedule 3(ee). Each lease is legal, valid, binding, enforceable and in full force and effect, and will continue to be following the consummation of the Acquisition. All facilities leased or subleased have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with all applicable laws, rules, and regulations.

      (ff) Transfer of Assets. Except as otherwise set forth in Schedule 3(e)(i), neither Seller nor Company have transferred any Company assets from the US to Germany since January 31, 1998.

         Seller and Company shall exercise their best efforts to furnish and finalize the Schedules, and all other documents necessary or incident to performance of this Agreement as soon as possible, but in no event later than ten (10) days prior to the Closing Date, unless otherwise provided herein.

4. Representations and Warranties of the Purchaser. Purchaser represents and warrants to the Seller that:

       (a) Organization and Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to enter into and perform this Agreement.

       (b) Authority Relative to This Agreement. The transactions contemplated by this Agreement are subject to the approval of the Board of Directors of Purchaser, and upon such approval, no further corporate action is necessary on the part of the Purchaser to make this Agreement valid and binding upon the Purchaser in accordance with its terms. The execution, delivery and performance of this Agreement by the Purchaser will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under its Articles of Incorporation or By-Laws, any indenture, mortgage, deed of trust or other contract or agreement to which the Purchaser is a party or by which it or any of its properties is bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

       (c) Validity and Enforceability. This Agreement and all related documents have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally, and the application of general principles of equity.

       (d) Brokers. The Purchaser is not a party to or in any way obligated under any contract or other agreement and there are no outstanding claims against it for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

       (e) Consents. The consummation of the transactions contemplated herein by the Purchaser shall not require the consent, approval or authorization of any third party or the registration with any agency or governmental body.

       (f) Compliance with Laws. Except as disclosed in a Schedule hereto, Purchaser's operations, either historically or as now conducted, do not violate any federal, state or local law, ordinance, rule or regulation, the violation of which would adversely affect its ability to perform under this Agreement.

       (g) No Default. Purchaser is not in default in any respect of any obligation to be performed by the Purchaser under any contract, lease, agreement, commitment or undertaking which default would adversely affect its ability to perform under this Agreement.

       (h) Investment Representation. Purchaser represents that : (i) the Capital Stock is being acquired for investment and without any present view toward distribution thereof to any other persons; (ii) Purchaser will not sell or otherwise dispose of the Capital Stock, except in compliance with the registration requirements or exemption provisions under the Securities Act of 1933, as amended, the rules and regulations thereunder, and as otherwise adopted by the Securities and Exchange Commission; (iii) Purchaser has knowledge and experience in financial matters and that it is capable of evaluating the risks and merits of an investment in common stock; (iv) Purchaser has consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement, and has not relied on Seller or Company for any explanation of the various federal or state securities laws with regard to the acquisition of the Capital Stock; (v) Purchaser has investigated and is familiar with the affairs, financial condition and prospects of Company, and has been given sufficient access to and has acquired sufficient information about Company to reach an informed, knowledgeable decision to acquire the Capital Stock; and
(vi) Purchaser is able to bear the economic risks of such an investment.

       (i) Disclosure. The representations and warranties contained in the Articles and the Schedules hereto, do not and shall not, when taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein or herein not misleading in view of the circumstances under which they were made. To the extent that Seller (or their officers or agents) has actual knowledge of any discrepancy, statement or statement of facts, the applicable representation or warranty known to be untrue or misleading shall be unenforceable to the extent of the knowledge of such discrepancy, statement or state of facts. In all other respects, the representations and warranties of Purchaser shall remain unaffected. Disclosures made in any of the Schedules or exhibits to this Agreement are hereby deemed to be made for purposes of all other schedules or exhibits.

5. Covenants of Seller. The Seller and Company covenant with the Purchaser that:

       (a) Conduct of Business. From the date of this Agreement to the Closing Date, the business of the Company will be operated only in the ordinary course, and in particular, without the prior written consent of the Purchaser, the Seller will not and will not allow Company to:

                  (i) Cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

                  (ii) Change the Company's Articles of Incorporation or Bylaws or the composition of Company;

                  (iii) Be in default under any material contract, agreement, commitment or undertaking of any kind or under any local, state or federal permits;

                  (iv) Knowingly violate or fail to comply with all laws applicable to it or its properties or business;

                  (v) Commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 3(e) hereof; or

                  (vi) Merge, consolidate or agree to merge or consolidate with or into any other corporation.

                  (vii) Enter into any new, or amend any existing, Benefit Plans or any other agreement, program, or arrangement in connection therewith (including any trust agreement, insurance contract or credit facility) or grant any increases in compensation.

                  (viii) Make or revoke any elections with respect to Taxes other than in the ordinary course of business or as provided in this Agreement.

       (b) Access. From and after the date of this Agreement, Company and Seller will provide to Purchaser and its respective counsel, accountants, engineers and other representatives, full and free access to the records of the Company during normal business hours upon prior reasonable notice. Expenses of providing such access shall be paid by the party requesting such access.

       (c) Preservation of Business Organization. The Seller and Company will use their best efforts to preserve the business organization of the Company and to preserve for the Purchaser the Company's good relations with all customers and others having business relations with the Company.

       (d) Trade Secrets. From and after the Closing Date, Seller will not use or divulge to any competitor or unauthorized person any confidential information, and it will use all reasonable and proper efforts to insure that its agents do not use or divulge any confidential information, trade secrets, processes, formulae or know-how relating to the Company.

       (e) Product Warranty and Other Liability. In accordance with Section 6(a), Purchaser shall be responsible for all warranty obligations on product or services provided by the Company prior to the Closing Date up to an aggregate total of the warranty reserve shown on the Closing Balance Sheet plus $25,000. Seller shall reimburse Purchaser for all warranty work costs incurred by Purchaser in excess of this amount, in accordance with Section 6(a).

       All other liability not constituting warranty work of the Company arising due to events occurring before Closing, shall be dealt with in accordance with
Section 1(d).

       Seller agrees to cooperate with Purchaser and Company in resolving warranty claims and other liabilities assumed by Purchaser under Section 1(d).

       (f) Brokers. Seller shall pay all broker's fees or finder's fees (if employed by Seller) in connection with the origin, negotiation, execution or performance of this Agreement. Such fees will not be paid out of Company assets.

       (g) Confidentiality of Information Furnished by Purchaser. Seller and its representatives will treat all information related to these transactions as confidential. Seller agrees not to use any of this information except in connection with this Agreement. Seller will use its best efforts to keep such information confidential. If the transactions contemplated by this Agreement are not consummated, Seller will return to the Purchaser all information relating to Purchaser (and all copies thereof) then in its possession.

       (h) Notification of Untrue Reps and Warranties. Seller will promptly give written notice to Purchaser upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, any of the Seller's or Company's representations or warranties being or becoming untrue.

       (i) Payment of Debts. Not later than Closing Date, Seller will pay, assume or cause the release of liabilities for monies borrowed by Company from third parties or the Seller. Purchaser will assume all liabilities in the ordinary course of business, including without limitation, all accounts payable incurred in the ordinary course of business in North America.

       (j) Non-Competition. SELLER AGREES THAT DURING A TWO-YEAR PERIOD COMMENCING ON THE CLOSING DATE, THEY WILL NOT DIRECTLY OR INDIRECTLY, FOR THEIR OWN ACCOUNT OR FOR THE ACCOUNT OF OTHERS, WHETHER AS PRINCIPAL OR AGENT OR THROUGH THE AGENCY OF ANY CORPORATION, PARTNERSHIP, ASSOCIATION OR OTHER BUSINESS ENTITY, PROVIDE ANY FIELD FILAMENT WINDING PRODUCTS OR SERVICES IN NORTH AMERICA . THE FOREGOING AGREEMENT NOT TO COMPETE SHALL NOT BE HELD INVALID OR UNENFORCEABLE BECAUSE OF THE SCOPE OF THE TERRITORY OR THE ACTIONS RESTRICTED THEREBY, OR THE PERIOD OF TIME WITHIN WHICH SUCH AGREEMENT IS OPERATIVE; BUT ANY JUDGMENT OF A COURT OF COMPETENT JURISDICTION MAY DEFINE THE MAXIMUM TERRITORY AND ACTIONS SUBJECT TO AND RESTRICTED BY THIS PARAGRAPH AND THE PERIOD OF TIME DURING WHICH SUCH AGREEMENT IS ENFORCEABLE.

       (k) Exclusivity. The Sellers and Company will not solicit, initiate or encourage the submission of any proposal or offer from any other entity relating to the acquisition of capital stock or a substantial portion of the assets of the Company, from the date of this Agreement to the Closing Date, unless this Agreement is terminated sooner as provided in Section 12(b).

       (l) Closing. Seller and Company shall exercise their best efforts to furnish and finalize the Schedules and all other documents necessary or incident to performance of this Agreement as soon as possible after the execution of this Agreement, but in no event later than ten (10) days prior to the Closing Date, unless otherwise provided herein.

6.     Covenants of the Purchaser. The Purchaser covenants with the Seller that:

                  (a) Product Warranty and Other Liability. (i) Purchaser shall assume warranty obligations for products or services provided by the Company after the Closing Date; (ii) Pursuant to and limited by the terms of Section 5(e), Purchaser agrees to perform, in accordance with applicable warranties, all warranty services to repair or replace defective parts or products sold or manufactured by the Company or defective services performed by the Company prior to the Closing Date. Warranty services performed by Company or Purchaser on behalf of Seller will be charged to Seller as a total of all reasonable direct costs, including materials, subcontracts, travel, subsistence and other reasonable and customary charges for such work, as well as labor charges to be billed at an hourly rate to include the employee direct costs plus current standard overhead charges, exclusive of any allocation for profit. Seller shall have the right to approve any such work prior to performance by Company or Purchaser. However, such approval shall not be unreasonably withheld or delayed.

       All other liability not constituting warranty work of the Company arising due to events occurring before Closing, shall be dealt with in accordance with
Section 1(d).

       Purchaser agrees to cooperate with Seller in resolving warranty claims and other liabilities not assumed by Purchaser under Section 1(d).

       (b) Notification of Untrue Reps and Warranties. Purchaser will promptly give written notice to Seller upon becoming aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event that would cause or constitute, or would be likely to cause or constitute, any of the Purchaser's representations or warranties being or becoming untrue.

       (c) Company Name Change. Within 30 days of Closing, Purchaser shall change the name of the Company to one which has no reference to "RPS", "Reinforced Plastic Systems Inc." or "RPS, Inc.".

       (d) Leases. Purchaser shall release and discharge Seller from any lease or sublease, or any guarantee, letter of comfort or other commitment regarding such leases and subleases set forth on Schedule 3(ee), to the extent permitted by the Lessor of any such lease or sublease. Purchaser and Seller shall use their best efforts to obtain such releases and, in the event unsuccessful, Purchaser shall indemnify Seller from and against any liability occurring under any such lease or sublease, or any guarantee, letter of comfort or other commitment after Closing.

       (e) Closing. Purchaser shall exercise its best efforts to furnish and finalize all documents necessary or incident to performance of this Agreement as soon as possible after the execution of this Agreement, but in no event later than ten (10) days prior to the Closing Date, unless otherwise provided herein.

       (f) Confidentiality of Information Furnished by Seller. Purchaser and its representatives will treat all information related to these transactions as confidential. Purchaser agrees not to use any of this information except in connection with this Agreement. Purchaser will use its best efforts to keep such information confidential. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to the Seller all information relating to Seller (and all copies thereof) then in its possession.

       (g) Employees. Purchaser shall comply with the WARN Act, and indemnify Seller from any alleged or actual violations by Purchaser of same.

7. Conditions to Obligations of the Purchaser. The obligations of the Purchaser under this Agreement shall be subject to the satisfaction of the following conditions:

       (a) Representations and Warranties of Seller and Company True at Closing.
(i) The Purchaser shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Seller or Company in
Article 3 hereof; (ii) the representations and warranties made by the Seller and Company shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects, except to the extent that such representations and warranties shall have been made as of a specified date;
(iii) Seller shall provide Purchaser with a Certificate from Seller's President dated as of Closing that the above conditions have been fulfilled.

       (b) Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to Closing.

       (c) Seller shall provide Purchaser with all certificates and other documents, in form and substance reasonably satisfactory to Purchaser, required to be delivered to Purchaser at or before the Closing pursuant to this Agreement, duly executed by all necessary persons.

       (d) Company will be relieved of liabilities related to monies borrowed from third parties or the Seller as set forth in Article 5(i) hereof.

       (e) Approval of Counsel. All actions, proceedings, instruments and documents reasonably required to carry out the transactions contemplated by this Agreement or incidental thereto, the completed Schedules and all other related matters shall have been approved by counsel for the Purchaser, which approval shall not be unreasonably withheld or delayed, and such counsel shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as such counsel shall have reasonably requested.

       (f) Changes in Business. Prior to the Closing, there shall have been no changes in the business, properties or operations of the Company since the date of this Agreement which would have a material adverse effect on the value of the Company.

       (g) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, seeking to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions contemplated hereby, and no investigation by any governmental agency shall be pending or threatened which might result in any such litigation or other proceeding.

       (h) Approval. The Seller shall have approved the transactions contemplated by this Agreement and such approval shall not have been rescinded.

       (i) Governmental Consents. Any and all necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained or accomplished, and no action, proceeding, inquiry or investigation by any private or governmental agency shall have been brought or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

       (j) Charter; Good Standing; Incumbency. There shall have been delivered to Purchaser (i) a certificate dated within ten (10) days of Closing Date from the Secretary of State of Delaware with respect to the incorporation and good standing of, and the payment of franchise taxes by Company, (ii), copies of Articles, Bylaws and all amendments and the resolutions of the Board of Directors of Company approving these transactions, and (iii) a certificate dated Closing Date with respect to the incumbency and signatures of all officers of Company signing this Agreement and any certificate, agreement or instrument delivered on behalf of Seller in connection with this Agreement.

       (k) Opinion of Counsel. The Purchaser shall have received an opinion of counsel for Seller, dated the Closing Date, to the effect that:

                  (i) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted;

                  (ii) This Agreement has been duly authorized by all necessary action on the part of the Seller and Company and has been duly executed and delivered by Seller and Company and constitutes a valid and binding obligation of Seller and Company enforceable in accordance with its terms;

                  (iii) The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a default under the Certificate of Incorporation or Bylaws of the Company; and

                  (iv) Such counsel does not know of any litigation or other proceeding or governmental investigation pending or threatened against the Company or affecting the Company or the transactions contemplated by this Agreement which, if adversely determined would have a materially adverse effect on the value of the Company.

                  Such opinion may contain such exceptions, qualifications and explanations as shall be reasonably acceptable to Purchaser and its counsel.

8. Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement shall be subject to the satisfaction of the following conditions:

       (a) Representations and Warranties of Purchaser True at Closing. (i) The Seller has not discovered any material error, misstatement or omission in the representations and warranties made by Purchaser in Section 4 hereof; (ii) the representations and warranties made by the Purchaser shall be deemed to have been made again at and as of the time of Closing and shall then be true in all material respects, except to the extent that such representations and warranties shall have been made as of a specified date; (iii) Purchaser shall provide Seller with a Certificate from Purchaser's President dated as of Closing that the above conditions have been fulfilled; and (iv) Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to Closing;

       (b) Approval of Counsel. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for the Seller, which approval shall not be unreasonably withheld or delayed.

       (c) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transactions in connection herewith shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of the transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with the transactions contemplated hereby, and no investigations by any governmental agency shall be pending or threatened with might result in any such litigation or other proceeding.

       (d) Government Consents. Any and all necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained or accomplished, and no action, proceeding, inquiry or investigation by any private or governmental agency shall have been brought or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

       (e) Seller will have received all certificates and other documents, in form and substance reasonably satisfactory to Seller, required to be delivered to Seller at or before Closing pursuant to this Agreement, duly executed by all necessary persons.

       (f) Seller will have received payment of the Purchase Price in accordance with this Agreement.

       (g) Opinion of Counsel. Seller shall have received an opinion of counsel from Purchaser, dated the Closing Date, to the effect that:

                  (i) Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted;
                  (ii) The Agreement has been duly authorized by all necessary action on the part of Purchaser and has been executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms; and
                  (iii) The consummation of these transactions will not result in a breach of or constitute a default under the Certificate of Incorporation or Bylaws of Purchaser.

9.       Tax Matters

         9.1.1 Records Retained By Seller. Seller will deliver to Company within sixty days after the Closing Date, all books, records and files which pertain
(i) to the business conducted by Company; (ii) to the Company; or (iii) to any of the properties owned, leased or used by Company, to the extent such books and records relate solely to the Company and do not contain any information pertaining to Seller ("Business Records"). Business Records which contain information relating to Seller may be retained by Seller and copies of such Business Records will be delivered to Company.

         9.1.2 Audit Cooperation. Seller will assist Purchaser and Company in obtaining prior year audits, if necessary, to comply with SEC rules and regulations, including but not limited to timely access to key personnel and the appropriate documentation of management representations.

         9.2  Tax Representation

          a) All Tax Returns of the Company filed after the date hereof and on or prior to Closing shall, in each case, be prepared and filed in a manner consistent with the Tax Returns most recently filed in the relevant jurisdiction prior to the date hereof. All such Tax Returns (other than sales, payroll, property and similar tax returns) shall be subject to the prior review of Purchaser and shall be submitted by Seller to Purchaser for review at least twenty days prior to the filing date. Seller shall cause Company to take into account all reasonable comments of Purchaser. Notwithstanding, Purchaser shall file the tax return for the period beginning October 1, 1997 through Closing Date, subject to prior review by Seller if requested, to be submitted to Seller for review at least twenty days prior to the filing date. In no event shall Purchaser amend any returns for periods prior to Closing without Seller's prior consent. Purchaser shall be entitled to any NOL carryforward of the Company as well as any other tax credits that apply to the Company.

         9.3 Cooperation. After Closing, Seller and Purchaser shall cooperate, and shall cause their respective subsidiaries to cooperate, with each other in connection with the filing of any Tax Return which is required to be filed by Seller, Company or their respective subsidiaries and which covers a period that ends prior to or on the Closing Date, and all such information shall be treated as confidential by the parties. Seller and Purchaser shall also cooperate fully in connection with any audit, litigation or other proceeding with respect to taxes, however, the primary responsibility and total cost of defending such actions arising out of periods ending before or up to the Closing shall be Seller's.

         9.4 Tax Sharing Agreements. Any and all tax sharing agreements between or among Company and Seller shall be terminated as of the Closing and, from and after the Closing, neither Company nor Seller or its subsidiaries shall have any further rights or liabilities thereunder.

         9.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration, excise and other taxes and fees incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary returns and other documentation with respect to all such taxes.

         9.6 Records. Purchaser shall maintain for seven (7) years from the Closing Date, all tax records relating to the Company for the period prior to Closing.

10.      Nature and Survival of Representations and Warranties.

         (a) Nature of Statements. All statements contained in any Schedule hereto or in any certificate delivered by or on behalf of the Seller or the Purchaser pursuant to this Agreement shall be deemed representations and warranties by the Seller or the Purchaser, as the case may be.

         (b) Survival of Representations and Warranties. Except with respect to matters addressed at Article 11(b), all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and remain effective for a period of three years from the Closing Date; provided, however, that any bona fide claim shall continue in effect until such time as such claim has been resolved or settled and the covenants in Sections 11(a) and (c) shall survive in accordance with their term.

11.      Indemnification.

         (a) General Indemnity by Seller. Subject to the conditions hereinafter set forth, for a 2 year period, the Seller shall indemnify and hold harmless the Purchaser and Company against any loss, damage or expense (including reasonable attorneys' fees) incurred by the Purchaser and Company and caused by or arising out of (i) any claim made against the Purchaser or Company by a third party in respect of any liabilities or obligations of the Company not assumed by the Purchaser or Company pursuant to provisions of this Agreement; (ii) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement; (iii) any breach of a warranty or representation made by Seller pursuant to this Agreement, or in any certificate required to be delivered pursuant to this Agreement, or any material misstatement or omission in any Schedule attached or to be delivered pursuant to this Agreement; and (iv) all costs and liabilities associated with the cleanup of any contaminated soil or materials spilled, disposed of or buried by Company or located on the property operated by Company or on any customer property where Company is deemed to be responsible as a result of its field operations, prior to Closing Date.

         (b) Tax Indemnity by Seller. Upon the terms and subject to the conditions set forth in this Section 11(b), Seller shall indemnify and hold harmless the Purchaser and Company against and will reimburse Purchaser or Company for:

                  (i) any and all tax deficiencies in respect of federal, state, and local and foreign sales, use, income or franchise tax or taxes based on or measured by income, including any interest or penalties thereon, and legal fees and expenses incurred by Company or Purchaser with respect to September 30, 1997 and all prior taxable years; and

                  (ii) any and all such taxes, penalties, interest and legal fees and expenses in respect of the period from September 30, 1997, up to and including the Closing Date.

         This indemnity for taxes, penalty and interest and legal fees and expenses shall be independent of and in addition to any other indemnity provision of this Agreement and shall survive until the expiration of the applicable statute of limitations for assessment for the taxes referred to herein. The above tax indemnity provisions shall apply regardless of any investigation at any time made by or on behalf of Purchaser or any information Purchaser may have in respect thereof.

          (c) Procedure for Making Claims. If and when the Purchaser or Company desires to claim indemnification by the Seller pursuant to the provisions of this Section, the Purchaser shall deliver to the Seller within 30 days of its receipt of a claim, a certificate signed by the President or any Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or Company has paid or properly accrued or anticipated that it may be required to accrue losses, damages or expenses to which the Purchaser is entitled to indemnification pursuant to this Section, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the date each such item was paid or properly accrued, if any, and the nature of the misrepresentation, breach of warranty or claim to which such item is related. If Seller objects to such claim or needs more information, it may deliver written notice of objection (the "Notice of Objection") to the Purchaser within thirty
(30) days after the Purchaser's delivery of the Notice of Claim to Seller. The Notice of Objection shall set forth the grounds upon which the objection is based. If no Notice of Objection shall have been so delivered within such thirty
(30) day period, the Seller shall be deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and shall thereupon pay to the Purchaser, on demand, in cash, an amount equal to the amount of such claim or claims.

         If any third party shall assert any claim or bring any action against the Purchaser or Company which, if successful, might result in a right of indemnification hereunder, the Seller shall be given written notice thereof in accordance with the provisions of this Section 11(c). Thereafter, the Seller shall have the right to defend such claim or action at its own expense, and through counsel of its own choice (which counsel shall be reasonably satisfactory to Purchaser). If Seller fails or refuses to provide a defense to any third party claim, the Purchaser shall have the right to undertake the defense, compromise or settlement of such claims, through counsel of its own choice, on behalf of and for the account and at the risk of Seller and Seller shall be obligated to pay the costs, expenses, and attorneys' fees incurred by Purchaser in connection with such third party claim. Purchaser agrees that it will not compromise or settle any claim without the consent of Seller, which consent shall not be unreasonably withheld. In any event, Purchaser, Company and Seller shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement, or other attempted resolution.

         The above provisions shall be reciprocal with respect to claims for indemnification made by Seller against Purchaser.

         (d) Seller's Indemnification Limits. Seller shall have no obligation to indemnify Purchaser with respect to any claim described in Section 11(a) or (b) if (i) Purchaser fails to give the notice of claim for general claims described in Section 11(a) within three years; or (ii) Purchaser fails to give the notice of claim for tax related claims described in Section 11(b) within the applicable statute of limitations for assessment for the taxes described Section 11(b).

         (e) General Indemnification by Purchaser. For a two (2) year period, the Purchaser agrees to indemnify and hold the Seller harmless against and in respect of any damage, claim, liability, deficiency, loss, cost or expense (including reasonable attorney's fees) caused by or arising out of (a) any claims made against Seller by a third party in respect of any liabilities or obligations of Company assumed by Purchaser under the provisions of this Agreement, (b) any misrepresentation



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

or omission by the Purchaser contained in this Agreement (or any collateral documents), in any schedules attached hereto or thereto or in a certificate to be delivered at the Closing, (c) the breach of or default under any warranty or representation, or the nonfulfillment of or default under any agreement or covenant, of the Purchaser contained in this Agreement (or collateral documents), schedules or certificates hereto, (d) the failure, after the Closing Date, of Purchaser or Company to pay or otherwise discharge when due any contractual or other obligation relating to the Company, or (e) Taxes for which Purchaser or Company is responsible.

         (f) Any indemnity obligation of either party under this Article 11 shall extend to and include the indemnified party, its parents, subsidiaries and affiliates, and all of their respective shareholders, directors, officers, agents, employees, successors and assigns.

12.      Termination.

         (a) Best Efforts to Satisfy Conditions. The Seller agrees to use all reasonable and proper efforts to bring about the satisfaction of the conditions specified in Article 7 hereof and the Purchaser agrees to use its best efforts to bring about the satisfaction of the conditions specified in Article 8 hereof.

         (b) Termination. This Agreement may be terminated by:

                  (i)  The mutual consent of the Seller and the Purchaser;

                  (ii) The Purchaser if a material default shall be made by the Seller in the observance of or in the due and timely performance by the Seller or Company of any of the covenants of the Seller or Company herein contained, or if there has been a material breach by Seller of any of the warranties and representations of the Seller herein contained, or if the conditions of this Agreement to be complied with or performed by the Seller at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser; or

                  (iii) The Seller if a material default shall be made by the Purchaser in the observance of or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of the warranties and representations of the Purchaser herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Seller.

                  (iv) Purchaser or Seller if Closing shall not occur on or before May 31, 1998.

         In the event of termination of this Agreement as provided above, written notice thereof shall be given to the party within five (5) business days. No termination pursuant to paragraphs (ii) and (iii) hereunder shall relieve any party hereto from any liability in respect of such party's breach or indemnification obligations hereunder.

13. Schedules. If any Schedule recited to be attached hereto is not so attached at the time of the execution hereof, the same may be prepared after execution of this Agreement and, upon approval by notation of said Schedule by Seller and a representative of the Purchaser, shall become a part of this Agreement.

14.      Miscellaneous.

         (a) Expenses. Whether or not the transactions contemplated hereby shall be consummated, each of the parties will pay all costs and expenses (including Closing costs) of its performance of and compliance with this Agreement.

         (b) Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been given if personally delivered or mailed, first class, registered or certified mail, postage prepaid:

 If to Seller:             Reinforced Plastic Systems Inc.
                           2695 Dutch Village Road
                           Suite 502
                           Halifax, Nova Scotia, Canada  B3L 4T9
                           Attn:  President

With a copy to:            Michael L. Smit
                           Pruessag North America
                           55 Railroad Ave.
                           Greenwich, CT  06830

 If to Purchaser:          Specialty Solutions, Inc.
                           1360 Post Oak Blvd.  Suite 2250
                           Houston, TX  77056
                           Attention:  President

With a copy to:            Cathy L. Smith, Esq.

Or at such other address as shall be given in writing by any person identified above to each of the other such persons.

         (c) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

         (d) Successors Bound. Subject to the provisions of Paragraph 15(c), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (e) Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

         (g) Entire Agreement. This Agreement, the Schedules hereto, and the documents specifically referred to herein constitute the final and entire agreement, understanding, representations and warranties of the parties hereto. This Agreement supercedes any and all prior negotiations, discussions, understandings or agreements, whether written or oral, and Purchaser is not relying on any statements or representations by Seller or Company in entering into the transactions contemplated by this Agreement other than those expressly set forth in this Agreement or any Schedules or attachments hereto.

         (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one of the same instrument.

         (i) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Washington.

         (j) Publicity. No party will or will permit its affiliates or subsidiaries to issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the transaction contemplated hereby without the prior written approval of the form, mode and content of such publicity, release or announcement by the other party.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.

                                    AGREED TO BY SELLER:

                                    REINFORCED PLASTIC SYSTEMS INC.

                                    /s/ MANFRED SCHAPER
                                    ---------------------------------
                                    By:      Manfred Schaper
                                    Title:   President


                                    AGREED TO BY COMPANY:

                                    CC&E

                                    /s/ R.A. MCCULLOCH
                                    ---------------------------------
                                    By:     R.A. McCulloch
                                    Title:  Secretary


                                    AGREED TO BY PURCHASER:

                                    SPECIALTY SOLUTIONS, INC.

                                    /s/ LEE ORR
                                    ---------------------------------
                                    By:     Lee Orr
                                    Title:  President




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